Exhibit 99.1

Senseonics Holdings, Inc. Reports Third Quarter 2024 Financial Results

GERMANTOWN, Md., November 7, 2024 -- Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the third quarter ended September 30, 2024.

Recent Highlights & Accomplishments:

•	Eversense® 365 approved in the US as an integrated continuous glucose monitoring (iCGM) system for people with Type 1 and Type 2 diabetes

•	Commercialization, now in process, driven by Senseonics’ global commercial partner, Ascensia Diabetes Care, a subsidiary of PHC Holdings Corporation

•	Mercy health system inserted the first commercial Eversense 365 patient and anticipates that up to 30,000 of Mercy’s patients could benefit from a CGM system

•	Hosted KOL webinar on October 25th, highlighting clinicians’ perspectives on Eversense 365 and Mercy collaboration as a case study for other cost-conscious health systems

•	Acquired sensor insertion network assets of NPG to begin transitioning nurse practitioners to Eon Care business in order to support greater patient access and convenience

•	Raised gross proceeds of more than $20 million from equity offerings to strengthen the balance sheet and extend cash runway

•	Executed a restructuring process with a target cash operating expense reduction of $10M in 2025

•	Generated global revenue of $4.3 million in the third quarter and began U.S. winddown of Eversense E3 to prepare transition to Eversense 365

“We received FDA approval for Eversense 365 in the third quarter, and Mercy completed the first commercial patient insertion of our new sensor last month. This marks a significant achievement for Senseonics and establishes us as the world’s first and only 365-day CGM,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “In the first week after approval, we received the highest influx of inquiries in Senseonics’ history, and early feedback from clinicians has been extremely positive. While we are still in the early days of the launch, we are encouraged by the higher than expected number of healthcare provider leads and inbound interest from KOLs. Further, the recent financings and anticipated savings from restructuring lengthen our runway. Together, these accomplishments position us well for a transformational 2025.”

Brian Hansen, President of CGM at Ascensia Diabetes Care, remarked, “Ascensia is strongly committed to providing customers with products that meet the highest standards of accuracy, precision, and reliability. Eversense 365 meets those criteria and provides a truly unique solution for patients with Type 1 and Type 2 diabetes. For our sales team, it’s easy to explain 365’s key points of differentiation- One year, One CGM. Removable transmitter with once a week calibration. We are working hand in hand with Senseonics management to ensure a successful launch of Eversense 365, and we are thrilled to see such strong early enthusiasm for this innovative and differentiated technology.”

Third Quarter 2024 Results:

Total revenue for the third quarter of 2024 was $4.3 million compared to $6.1 million for the third quarter of 2023. U.S. revenue was $2.4 million in the third quarter of 2024 compared to $3.9 million in the prior year period, and revenue outside the U.S. was $1.9 million in the third quarter of 2024 compared to $2.2 million in the prior year period. During the third quarter, inventory dynamics associated with the 365-day product launch impacted product sales, as we began reducing E3 inventory in anticipation of transition to 365-day insertions.

Third quarter 2024 gross loss of $4.1 million compared to gross profit of $1.2 million for the third quarter of 2023. The decrease in gross profit was primarily driven by one time charges of $4.8 million associated with the transition from Eversense E3 to Eversense 365.

Third quarter 2024 sales and marketing and general and administrative expenses increased by $0.9 million year-over-year, to $8.3 million. The increase was primarily driven by personnel and consultant costs.

Third quarter 2024 research and development expenses decreased by $2.3 million year-over-year, to $10.5 million. The decrease was primarily due to a reduction in clinical studies and support services.

Net loss was $24.0 million, or $0.04 per share, in the third quarter of 2024 compared to net loss of $24.1 million, or $0.04 per share, in the third quarter of 2023. Net loss decreased by $0.1 million due to lower research and development expenses offset by one-time charges associatied with the transition from Eversense E3 to Eversense 365.

Cash, cash equivalents, restricted cash and short-term investments were $74.8 million and outstanding indebtedness was $55.9 million as of September 30, 2024. Subsequent to the end of the third quarter of 2024, Senseonics received gross proceeds of $16.0 million from a recent financing.

Full Year 2024 Financial Outlook

Senseonics expects full-year 2024 global net revenue to be approximately $22 million as we begin to transition U.S. patients to Eversense 365 following approval in late Q3. The full-year 2024 financial outlook assumes more than doubling the U.S. new patient starts and increasing the global installed base by approximately 50% in 2024 compared to 2023. During the third quarter, inventory dynamics associated with the 365-day product launch impacted product sales, as we began reducing E3 inventory in anticipation of transition to 365-day insertions. Sales are expected to accelerate in the fourth quarter based on anticipated initial 365-day product demand and the initial ramp of the Mercy collaboration. Cash utilization in 2024 is expected to be consistent with 2023 at approximately $70 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, November 7, 2024, to discuss these financial results and recent business developments. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at this link. Individuals interested in participating in the call via telephone may access the call by dialing +1-800-445-7795 (+1-203-518-9856 for those outside the U.S.) and referencing Conference ID SENSQ3. A replay of the call can be accessed on Senseoncs’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense

The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

About Ascensia Diabetes Care

Ascensia Diabetes Care is a global company focused entirely on helping people with diabetes. Our mission is to empower those living with diabetes through innovative solutions that simplify and improve their lives.

We are home to the world-renowned CONTOUR® portfolio of blood glucose monitoring systems and the exclusive global distribution partner for the Eversense® Continuous Glucose Monitoring Systems from Senseonics. These products combine advanced technology with user-friendly functionality to help people with diabetes manage their condition and make a positive difference to their lives. As a trusted partner in the diabetes community, we collaborate closely with healthcare professionals and other partners to ensure our products meet the highest standards of accuracy, precision and reliability, and that we conduct our business compliantly and with integrity.

Ascensia is a member of PHC Group and was established in 2016 through the acquisition of Bayer Diabetes Care by PHC Holdings Corporation. Ascensia products are sold in more than 100 countries. Ascensia has around 1,400 employees and operations in 29 countries.

For further information, please visit the Ascensia Diabetes Care website at: http://www.ascensia.com

About PHC Holdings Corporation

PHC Holdings Corporation (TSE 6523) is a global healthcare company with a mission of contributing to the health of society through healthcare solutions that have a positive impact and improve the lives of people. Its subsidiaries (referred to collectively as PHC Group) include PHC Corporation, Ascensia Diabetes Care Holdings AG, Epredia Holdings Ltd., LSI Medience Corporation, Mediford Corporation, and Wemex. Together, these companies develop, manufacture, sell and service solutions across diabetes management, healthcare solutions, life sciences and diagnostics. PHC Group’s consolidated net sales in FY2023 were JPY 353.9 billion with global distribution of products and services in more than 125 countries. www.phchd.com

©2024 Ascensia Diabetes Care Holdings AG. All right reserved. Ascensia, the Ascensia Diabetes Care logo and Contour are trademarks and/or registered trademarks of Ascensia Diabetes Care Holdings AG.

About Mercy

Mercy, one of the 20 largest U.S. health systems and named the top large system in the U.S. for excellent patient experience by NRC Health, serves millions annually with nationally recognized care and one of the nation’s largest and highest performing Accountable Care Organizations in quality and cost. Mercy is a highly integrated, multi-state health care system including more than 50 acute care and specialty (heart, children’s, orthopedic and rehab) hospitals, convenient and urgent care locations, imaging centers and pharmacies. Mercy has over 900 physician practice locations and outpatient facilities, more than 4,500 physicians and advanced practitioners and 50,000 co-workers serving patients and families across Arkansas, Kansas, Missouri and Oklahoma. Mercy also has clinics, outpatient services and outreach ministries in Arkansas, Louisiana, Mississippi and Texas. In fiscal year 2023 alone, Mercy provided more than half a billion dollars of free care and other community benefits, including traditional charity care and unreimbursed Medicaid.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue and cash projections, assumptions related to U.S. new patient starts and the global installed base under the heading “Full Year 2024 Financial Outlook,” statements regarding plans, timing and success of the commercial launch of the 365-day system, statements regarding increasing patient access and convenience, statements regarding potential users of CGM at health systems, statements regarding the attributes experienced by people with diabetes and differentiating the system from short-term CGM, statements regarding the integration of the Eversense CGM solution within the Mercy health care system and the adoption and/or growth of Eversense, and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the execution of the independent business unit of Ascensia Diabetes Care, the Company’s commercialization partner for Eversense, and other commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration and roll-out of new technology and solutions, uncertainties inherent in finalizing integration and commercial terms and coordinations with health systems and other new collaboration partners and third parties, uncertainties inherent in the ongoing commercialization of the Eversense product and the expansion of the Eversense product and Senseonics' activities, uncertainties relating to the current economic environment and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q filed with the SEC under the heading "Risk Factors." In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer

LifeSci Advisors

investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,106	$75,709
Restricted cash	315	—
Short term investments, net	47,375	33,747
Accounts receivable, net	1,523	808
Accounts receivable, net - related parties	2,507	3,724
Inventory, net	3,207	8,776
Prepaid expenses and other current assets	5,665	7,266
Total current assets	87,698	130,030

Deposits and other assets	5,209	7,006
Property and equipment, net	3,424	1,184
Total assets	$96,331	$138,220
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$2,107	$4,568
Accrued expenses and other current liabilities	12,578	11,744
Accrued expenses and other current liabilities, related parties	1,448	945
Notes payable, current portion, net	19,376	—
Total current liabilities	35,509	17,257

Long-term debt and notes payables, net	34,448	41,195
Derivative liabilities	—	102
Other liabilities	5,899	6,214
Total liabilities	75,856	64,768

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 12,000 shares authorized and 12,000 shares issued and outstanding as of September 30, 2024 and December 31, 2023	37,656	37,656
Total temporary equity	37,656	37,656

Commitments and contingencies

Stockholders’ (deficit) equity:
Common stock, $0.001 par value per share; 1,400,000,000 shares and 900,000,000 shares authorized as of September 30, 2024 and December 31, 2023; 545,612,780 shares and 530,364,237 shares issued and outstanding as of September 30, 2024 and December 31, 2023	546	530
Additional paid-in capital	914,637	904,535
Accumulated other comprehensive income (loss)	34	(11)
Accumulated deficit	(932,398)	(869,258)
Total stockholders’ (deficit) equity	(17,181)	35,796
Total liabilities and stockholders’ (deficit) equity	$96,331	$138,220

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue, net	$955	$426	$2,322	$1,176
Revenue, net - related parties	3,308	5,671	11,853	13,184
Total revenue	4,263	6,097	14,175	14,360
Cost of sales	8,314	4,925	17,593	12,358
Gross (loss) profit	(4,051)	1,172	(3,418)	2,002

Expenses:
Research and development expenses	10,546	12,769	31,784	38,003
Selling, general and administrative expenses	8,250	7,425	25,369	22,598
Operating loss	(22,847)	(19,022)	(60,571)	(58,599)
Other (expense) income, net:
Interest income	1,010	1,460	3,584	3,879
Exchange related (loss) gain, net	—	(4,569)	—	14,207
Interest expense	(2,133)	(2,425)	(6,266)	(9,388)
Gain on change in fair value of derivatives	—	438	102	6,505
Other (expense) income	(6)	15	11	194
Total other (expense) income, net	(1,129)	(5,081)	(2,569)	15,397

Net Loss	(23,976)	(24,103)	(63,140)	(43,202)
Other comprehensive loss
Unrealized gain on marketable securities	41	61	45	619
Other comprehensive gain	41	61	45	619
Total comprehensive loss	$(23,935)	$(24,042)	$(63,095)	$(42,583)

Basic net loss per common share	$(0.04)	$(0.04)	$(0.10)	$(0.08)
Basic weighted-average shares outstanding	620,897,955	592,452,262	617,370,311	552,703,546

Diluted net loss per common share	$(0.04)	$(0.04)	$(0.10)	$(0.08)
Diluted weighted-average shares outstanding	620,897,955	592,452,262	617,370,311	552,703,546